Exhibit 2.16

2ND AMENDMENT TO BANK CREDIT BILL NO. TB007,
ISSUED ON AUGUST 31, 2005

CERTIFICATE No. TB007	AMOUNT R$ 31,250,000.00	DUE DATE 08/05/2010 (MM/DD/YYYY)
1 – ISSUER TIM CELULAR S.A.		CNPJ/MF (Tax ID No.): 04.206.050/0001-80
Address: Av. Giovanni Gronchi, No. 7.143	State: SP	City: Sao Paulo	Phone No.:
2 - CREDITOR. BANCO ITÁU BBA S.A. (AKA /SUCCESSOR OF UNIBANCO -UNIÃO DE BANCOS BRASILEIROS S.A.)		CNPJ/MF (Tax ID No.): 17.298.092/0001-30
Address: Brigadeiro Faria Lima, nº 3400 – 4º Floor / Parte Itaim Bibi	State: SP	City: Sao Paulo	Phone No.: 55 11 3708-8849
3 - ENDORSER TIM PARTICIPAÇÕES S.A.		CNPJ/MF (Tax ID No.): 02.558.115/0001-21
Address: Avenida das Américas, 3434, block 1 - 7º floor -Parte	State: RJ	City: Rio de Janeiro	Phone No.:
4-CREDIT
4.1 - Nature: LINE OF CREDIT
4.2 - Debt Principal Due Amount: Thirty-one million, two hundred and fifty thousand Reais (R$ 31,250,000.00).
4.3 - Net Debt Principal Due Amount: R$ 31,250,000.00	4.4 - IOF (Financial Operation Tax):
4.5 - Location for Payment: SAO PAULO-SP
4.6 - Account for Payment: TIM CELULAR S.A. - C.N.P.J. : 04.206.050/0001 -80
Bank: 399	Bank Branch: 0454	Account No.: 05452-80
5- INTEREST
5.1 - Adjustment Basis: 100% CDI	5.2 - Margin: 2.75 % per year
5.3 - Interest Period: SEMI-ANNUAL INTEREST
6.– DUE DATE 08/05/2010 (MM/DD/YYYY)

2nd AMENDMENT TO THE BANK BREDIT BILL Nº TB008

7- INTEREST PAYMENT DATE
Installment No.	Due Date
01	March 2, 2006
02	August 29, 2006
03	February 26, 2007
04	August 27, 2007
05	February 25, 2008
06	August 25, 2008
07	February 26, 2009
08	August 10, 2009
09	February 6, 2010
10	August 5, 2010

CONSIDERING the ISSUER issued the Bank Credit Bill No. TB007 on August 31, 2005, amended on August 14, 2008 via 1º Amendment to Bank Credit Bill No. TB007 (the “CCB”);

CONSIDERING THAT Unibanco - União de Bancos Brasileiros S.A. ("UNIBANCO") was spun-off and part of its equity absorbed by Banco Único S.A.;

CONSIDERING THAT the loan contracted according the CCB terms was part of the UNIBANCO spun-off equity, which was absorbed by Banco Único S.A.;

CONSIDERING THAT the Banco Único S.A. was incorporate by Banco. Itaú BBA S.A. and, this way, the Banco Itaú BBA S.A. became the successor of UNIBANCO in the contracted loan in the CCB terms; and

CONSIDERING the Parties intend to amend some provisions of CCB to extend the Due Date and change the interest rate of CCB;

By this instrument, the Parties above identified and qualified, represented by their undersigned legal agents, agreed the 2nd Amendment to CCB (the “Amendment”) as follows:

1.    Interest Margin Modification

1.1. The Parties agreed to modify the Margin presented on item 5.2 in the CCB preamble, which, from this date, will be 2.75% per year, and the amended item 5.2 will be effective under the wording of this Amendment preamble.

1.2. The Parties agreed to exclude the clause 7 of CCB which, from the date of this instrument, will no longer be effective.

2.    Due Date Modification

2.1. The Parties agreed to modify the Due Date presented on item 6 in the CCB preamble, and the new Due Date of the CCB will be 08/05/2010 (MM/DD/YYYY), and the amended item 6 will be effective under the wording of this Amendment preamble.

3.    Promise of Payment

3.1. The ISSUER, admittedly debtor, promises to pay the CREDITOR, in the city where its registered office is located, or to its account, in cash, the debt principal due amount established in item 4.2 of the Preamble, plus interest and other charges, in Brazilian currency, incurred until the date of actual payment.

4.    Definitions

4.1. The capitalized definitions used and which are not established in this Amendment were established in CCB.

5.    ISSUER and ENDORSER Statement

5.1. The ISSUER and the ENDORSER state that all provisions of this Amendment were negotiated in compliance with its Ethics Code, which is available on the Tim Participaçoes S.A. website. (http://www.timpartri.com.br) – Corporate Governance Area and filed at its headquarters and at all its premises.

2nd AMENDMENT TO THE BANK BREDIT BILL Nº TB008

6.    Ratification

6.1. All other terms and conditions agreed in CCB now amended are maintained and fully ratified, which are not expressly modified by this Amendment, which will be an integral and inseparable and complementary part of the CCB, to all intents and purposes of law, leaving likewise fully ratified all collateral in the amended CCB, which agrees with the ENDORSER

IN WITNESS WHEREOF, the Parties have executed the present Amendment in two (2) counterparts of equal contents, which will be an integral and inseparable part of CCB, and only the CREDITO counterpart will be negotiable.

Sao Paulo, July 27, 2009.

Issuer
TIM CELULAR S.A.

Name:	Name:
Title:	Title:

Endorser
TIM PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Creditor
Banco Itaú BBA S.A. (successor of UNIBANCO -UNIÃO DE BANCOS BRASILEIROS S.A.)

Name:	Name:
Title:	Title:

2nd AMENDMENT TO THE BANK BREDIT BILL Nº TB008